EXHIBIT 99.2

Phil:	Good afternoon and welcome to Terra Tech’s third quarter 2017 financial results conference call. A replay of this call will be available at www.smallcapvoice.com and will be archived on the Investor Relations section of the Terra Tech website. Before we begin, please let me remind you that, during the course of this conference call, Terra Tech’s management may make forward looking statements. These forward looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to defer materially from expectations. These risks are outlined in the Risk Factors section of our SEC filings. Any forward looking statements should be considered in light of these factors. Please also know, as a safe harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s chairman and chief executive officer, and Mr. Mike James, chief financial officer. With that, I would now like to hand the call over to Derek.

Derek Peterson:	Hey, Phil, thank you very much for the introduction. Thank you everybody – there’s a few hundred people on the call today – as we go through and discuss Terra Tech’s 2017 third quarter results and provide an operational and business update. Today on the call we have Mike James, CFO. He’ll be doing a little bit of a deeper dive a few minutes in the call and go through the financials a little bit more, _____. Let me start off with a quick summary, though.

This quarter we surpassed a little over $10 million in revenue for the third quarter. That’s a 46 percent increase compared to the prior quarter, over the prior year. And this is the first time also we’ve reported a double digit in terms of quarterly revenue, which we’re pretty excited about, obviously. In the cannabis segment, most importantly we saw 82 percent year-over-year revenue growth. And as we’ve promised I think probably over the last four quarters as we’ve been focusing on gross margin expansion, we had another quarter of increased gross margin expansion as we increased gross margins to 23 percent compared with 18 percent in Q3 2016 and 19 percent in Q 2017, ending the year with strong momentum as we enter the Holiday season, which is typically associated to higher sales is cannabis industry.

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Let me jump into Nevada real quick. I know everybody’s really interested with adult use kicking off in July. That was actually our first complete quarter with all of our dispensaries running at full steam with adult use in Nevada. We had, you know, a lot of exciting developments out of the Nevada marketplace. As I said, adult use commenced July 1st. That was really kind of a turning point for the company, as it opened up our total addressable market significantly. Prior to that, obviously, we had medical sales in Nevada and we had the Oakland facility up and running, but the market was small; the medical program was still developing. And now this gave us a huge opportunity and dropped the barriers to entry to access cannabis within the state.

During August 2017 we also acquired a 38 percent ownership in MediFarm, which was our subsidiary there. Some of you remember we had a majority ownership position but not a full ownership position; previously the company owned 60 percent. So, as of September 30, 2017, the company now has 98 [break in audio] ownership of the MediFarm subsidiary. Retail operations, as I said, adult use sales at an early stage, but we’re really pleased with the traction that Nevada has made out of the gate.

Talking about Colorado, you saw Colorado come out of the gate with several hundred million in top-line revenue. That number crossed $1 billion, then went to $1.2 billion. We think there’s going to be that very similar stair step type of a mentality in progress coming out of the Nevada marketplace as that industry has an opportunity to mature.

On the retail operation side – as I said, you know, Blum – we’ve put a lot of attention to detail on the retail endeavor. We wanted to ultimately develop a kind of a homogenized approach to our retail facilities, which is something – and I’ve said this on past calls – this is something that’s really been lacking in the cannabis industry, specifically in California and Nevada, which is a new marketplace. We’re one of the only industries that I can think of in the world where somebody can go in one month and then go in the next month, order the same product, and have an entirely different experience, an entirely different product.

We wanted to solve that for customers, so when you come in, we have very similar menu boards. We have very similar product offerings. Our budtender staff is trained in a similar manner. So your customer experience is gonna be consistent and congruent month in, month out, location by location by location. And in addition to that, our stores have a very familiar look and feel. I’m sure a lot of shareholders have been in our markets in multiple states, and we use the same color palette, the same flooring, the same lighting fixtures. And those are the type of things that kind of assimilate that brand adherence and that brand identity, which is really what we put a tremendous amount of effort into.

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On the cultivation extraction side, to support the increased demand for cannabis products throughout Nevada, we expanded our cultivation and production facilities, as some of you have read, through a joint venture with NuLeaf. NuLeaf Sparks holds a Nevada medical cannabis cultivation license and is in the process of constructing a 30,000 square foot cannabis cultivation facility in Sparks. And then also, in conjunction with that, NuLeaf Reno holds a Nevada medical cannabis production license for extracts, are in the process of constructing approximately 15,000 square foot cannabis production facility in Reno as well. We expect to start ramping production of the IVXX brands and also introducing some additional brands in the Nevada marketplace, but also producing flower and other products for our retail stores.

The reason we’ve entered into this transaction was not to only have the partnership with NuLeaf, which are experienced providers in both the Nevada and California marketplace, but they were a lot closer to finishing the facility than we were of ours, so the deal that we essentially entered into provided us access to the 30,000 square foot cultivation facility and a 15,000 square foot laboratory facility to produce the extracts. These facilities should be online in the next 60 days or so. We should be able to meet the recreational licensing requirements. And that gave us a huge head start from our greenfield builds, where we were pursuing earlier on, at a far lesser cost. I think we saved close to about $7 million dollars of what our CAPEX would have been going this route. So we saved capital, took some pressure off the shareholders, but at the same time accelerated entry into the marketplace.

And again, although initially IVXX was kind of a medical – was there to serve at the medical markets – for those of you who have seen the brands, if you haven’t, look at www.IVXX.dot [break in audio]. You’ll get a feel. The brands are really kinda recreational in spirit and I think are gonna be really applicable not only in the Nevada marketplace but also the California marketplace coming into January 2018.

So, speaking of California, we expect a favorable market conditions and continue to try to accelerate our growth within the California market. Adult use sales are expected to come online in 2018. Legal sales in the state are expected to hit $5.8 billion by 2021, according to Arcview Market Research, up from an estimated $1.8 billion last year.

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So, the thing about California, we have a very developed medical marijuana market here. It’s two decades old and it really reduced the barriers to entry because a lot of people could get cards for a lot of different concerns. So there was a very developed and significant medical market here. What the adult use recreational actually provides is it mitigates and reduces the barriers to entry for anybody that’s over the age of 21 to get access. They don’t have to go to the doctor. They don’t have to get the medical cards. They can literally walk into the storefront, show their license, and procure product. We think that drop in barrier to entry to be able to purchase product is gonna create a significant uptick in sales. Again, with 40 million people occupying the state, another 250 million tourists that come into California on an annual basis, we think it’s the largest market and the largest cannabis market on the globe. And, again, it’s the fifth or sixth largest economy on the planet.

So, to position ourselves for that, we’re doing a few different things. Obviously, we’re operating a retail dispensary in the Oakland marketplace. In addition to that, again we’re operating a dispensary in the Santa Ana marketplace, the one that we just purchased, previously known The Reserve. That transaction happened in September and it’s beginning to now starting to contribute revenue into this quarter but not for the prior quarter. So there’s a nice piece of organic growth coming in from that merger and acquisition which we just consummated. We’ve rebranded that store as Blum.

So, walking into the cannabis market in 2018, the recreational cannabis market, we have our facility up in northern California, in Oakland. We have retail traction down here in a very important market in Southern California. And, again, we’ll be opening our Blum dispensary in San Leandro, which we expect to open in early 2018, which will also service the adult use, as well as the medical market as well.

Cultivation and extraction. One of the other things we’re attempting to do in the California marketplace is expand our cultivation footprint and expand our extraction laboratory footprint, again to produce more IVXX product, produce more product for our stores. Again, reducing margins and increasing gross profit is obviously a primary focus for us, so we’ve invested in these California production facilities. We want to be able to pivot to meet demand in the adult use markets as they commence in early 2018.

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During the third quarter we signed a second craft cultivator to enable us to expand our production. Cultivar, located in Salinas, California, has proved up to six acres. Approximately about 244,000 square feet of canopy will be grown in a high-tech, climate-controlled greenhouse. We’ve already received 1,000 pounds from our Humboldt craft cultivator partnership that we established earlier in the year. And then again, our new cultivation facility in Oakland, California, is expected to be fully operational in mid 2018. So we’re rapidly expanding that cultivation footprint not only with facilities that we own and operate, but by partnering with craft cultivators that do an excellent job growing a handful of proprietary strains.

And what’s happening – just staying in the California marketplace – it’s been a very, I guess a gray market, for lack of a better analogy. What I mean by that is you have a lot of producers that were very skilled in growing product, cultivating product, distributing product, or selling product, but they don’t necessarily have the infrastructure to comply with a higher degree of regulation; and regulation that’s coming down the pipeline in California is extremely significant. So a lot of these providers are getting very worried about the compliance and regulatory backbone and hurdle that they have to surmount on top of having to run their business.

We have a significant compliance backbone. Obviously, we’re a publicly traded company, so from that alone we have a significant regulatory and compliance backbone. But we’ve put a lot of effort and energy in developing our government relations, our compliance backbone, our compliance network, and so now we’re establishing partnerships with these cultivators who are worried about adapting to these regulations, and offering up to provide our compliance backbone and allowing them to do what they do, which is grow, cultivate, extract premium products and premium strains that we can lock down to have exclusivity with to provide to our patients. So that’s one of our other growth mechanisms on top of our organic growth of building our own facilities out.

New Jersey. For those of you that are back East, we know on Tuesday we had an election for a new governor in New Jersey. Phil Murphy was leading in the polls significantly for most of the race. He was elected as the new governor of the state. So what does that mean for Terra Tech? Murphy has said several times not only is he in support of expanded medical, but he’s also in support of recreational and adult use legalization in New Jersey.

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That’s something we’re not gonna see out of New York I think for an extended period of time, so I think that is gonna be an opportunity for a significant market for us. We’ve already started a lobbying effort. We’ve already started hiring attorneys. We’ve already started to communicate with the political leaders as they go through and begin to shape the legislative and regulatory process. We want to make sure we have a voice in terms of zoning and taxation and those types of very important functions that exist for operators in the space.

And we’ve said this since day one: the reason we built that farming facility back out in New Jersey at first was a hedge. And that was a hedge at a time where we were a little bit insecure about the longevity of the market. That was before Holder and Obama had come out and started to kind of give support or at least take a hands-off approach to the industry, and so we developed that as a hedge, which ended up being very synergistic for us. And I’ve said a few times that was I think one of the reasons we were so successful in the permitting and application process in Nevada, because the optics of the large-scale farming operations, the USDA Organic status, the GFSI certifications and those types of things, gave a tremendous amount of comfort for us as an operator.

But now that backbone I think is gonna become very important for us as New Jersey goes through this regulatory and legislative process and starts to adapt – or I should say adopt – regulations around adult use. We’ve got an infrastructure there, strong political relationships. We’ve been a very large employer. All those things are very important when you’re going through the competition process, and we’re gonna use that farm as an opportunity to stand out.

So, speaking of Edible Garden as our next topic, as we’ve also advanced our plans to grow market share in the cannabis market, we’re also experiencing success at Edible Garden. We saw improved gross profits, which are up 11 percent compared to Q3 2016, and gross profit margins improved to 17 percent in Q3 2017 versus 10 percent in Q3 2016. We’re continuing to launch new product lines such as Snip Its, which is our small herb line that we launched this quarter. This will allow us to leverage our existing client base to generate more sales that we can push through our existing channels.

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We’re midway through Q4, which tends to be our busiest season for Edible Garden as we come into the Holiday season. And we’ve also increased our infrastructure for use of our space. We’re building out a pack house so we can begin to cut and enter the cutter market and the cut lettuce market, which is a significant market piece. And, again, we’ve now begun to migrate our brand out to other markets, not only in the Midwest and the Northeast, but we have an eye to the West Coast, starting off in California through some strategic cultivation relationships we have out here, making an entrance to ALDI and some other retailers in California as well.

At this point in time, I’d like to turn the call over to our CFO, Mike James, to kind of do a little bit of a deeper dive into the financials.

Mike James:	Thank you, Derek. Good afternoon, everyone. I will now provide you with a summary of our third quarter 2017 results. For the more detailed results, please refer to the press release we issued earlier today, which is posted on our website along with a Form 10-Q filed with the Securities and Exchange Commission. In addition, please note that we compile our financials under US GAAP, including the non-operating expenses.

For the three months ended September 30, 2017, we generated revenues of $10.12 million compared to $6.95 million for the three months ended September 30, 2016, an increase of $3.17 million or 45.6 percent. The increase was driven by sales in the cannabis segment, which increased 81.8 percent due to higher sales from the company’s four Nevada-based Blum dispensaries. It was partially offset by the lower sales from Edible Garden due to the discontinuation of its lower margin floral products. Our gross profit for the three months ended September 30, 2017, was $2.33 million compared to a gross profit of $1.26 million for the three months ended September 30, 2016, an increase of $1.08 million or 85.9 percent.

Our gross margin percent for the three months ended September 30, 2017, was 23.1 percent compared to 18.1 percent for the three months ended September 30, 2016. The increase in gross margin percentage was attributable to Edible Gardens’ herbs and produce segment, which had $240,000.00 and $217,000.00 gross profit for the three months ended September 30, 2017 and 2016 respectively, or 16.8 percent and 10.2 percent gross margin percentage for the three months ended September 30, 2017 and 2016 respectively.

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The herbs and produce segment gross margin percentage increase was related to the expiration of the floral product contract. We also reported higher margins in the cannabis segment, which had $2.08 million and $1.02 million gross profit for the three months ended September 30, 2017 and 2016 respectively, or 24 percent and 21.4 percent gross margin percentage for the three months ended September 30, 2017 and 2016 respectively.

Selling, general, and administrative expenses for the three months ended September 30, 2017 were $6.24 million compared to $5.94 million for the three months ended September 30, 2016, an increase of $295,000.00 or five percent. The increase was partially due to an increase in the salaries due to the new hires with the Blum dispensaries and an increase in accounting and compliance personnel cost. Other expenses include an increase in depreciation expense due to the fixed assets placed in service for the Nevada dispensaries.

We realized a net loss of $7.79 million or one cent per share for the three months ended September 30, 2017 compared to a net loss of $5.59 million or two cent per share for the three months ended September 30, 2016. The primary reason for the loss – for the increase – was a loss on the fair market valuation of derivatives of $1.48 million and a loss on the extinguishment of debt of $1.37 million from the conversion of debt into equity.

Now turning to the balance sheet, on September 30, 2017, we had a cash balance of approximate $6.65 million compared to a cash balance of approximate $9.75 million at December 31, 2016. We had no short-term debt as of September 30, 2017 compared to approximately $564,000.00 as of December 31, 2016. Long-term debt increased from approximately $1.4 million to approximately $2.1 million during the first nine months of 2017. Stockholders’ equity for the 2017 amounted to approximately $75.8 million compared to $52.2 million as of December 31, 2016.

Now I’d like to turn the call back over to Derek for some closing comments.

Derek Peterson:	Mike, thanks for the update. I appreciate it. So again, in summary, in the third quarter the cannabis segment contributed 86 percent of total revenue. Our strong revenue growth validates kind of the strategy that we put together to date. We want to again reaffirm guidance for the year of $38 million to $40 million. And we’ve got a major opportunity right now to grow the business, and we’re always on the lookout for new opportunities. And some of ‘em just fall into our lap, kind of, because we skated where we thought the puck would be, and New Jersey is a great example of that. We filed a patent application with the US Patent and Trademark Office for cannabis infused rolling papers, trying to put some differentiated products out in the marketplace that give us some competitive advantage.

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And we’re gonna continue to make improvements to our corporate governance, as we’ve promised. We’ve recently appointed Alan Gladstone as an advisor to the company. For those of you who haven’t read that press release, Alan started a company called Anna’s Linens. They had approximately 350 retail stores around the country doing over $400 million in revenue. He’s gonna be a strategic advisor to the company and create opportunities for us to kind of synergize with our multiple locations, establish economies of scale and certain efficiencies, and provide some I guess real boots-on-the-ground experience that we don’t have building out a large-scale retail chain. So that’s gonna be a huge opportunity for us to get more efficient in our approach to retail.

All these steps kind of combined are to ensure shareholders’ interest, as we always represented. For those of you who don’t know, we got rid of our preferred B shares earlier this year. All of the executives for the company, the insiders for the company, own common shares. And that was a big effort for us to align our interest with shareholders across the board, to make sure we’re all in the same boat. We care about the stock price. We care about the success of the company. We’re really encouraged this quarter by the strong results that we reported, and we want again continue to grow the business.

I’d like to thank not only our auditors, MGO, for their hard work on this quarter; Mike, you and your full auditing team have put a tremendous amount of effort. I’d like to thank the board of directors, the 260-plus employees that we pay every two weeks – and put food on their table – for the efforts that they’ve put back on us to create the company that we have today. At this time I’d like to open up to questions and answers, turn the call back over to Phil, and we’ll run through any questions that shareholders have submitted earlier in the week.

Phil:	Thank you, Derek. First question: “What other states do you foresee legalizing and what forecast do you project going forward?”

Derek Peterson:	Oh, other states. I mean, well, obviously Jersey’s gonna be the most important, right? I mean things are starting to snowball and things are starting to accelerate. If you start to read some of the news that’s come out recently, I mean you’re starting to see the majority of Americans support a regulated cannabis market. I think the most recent Gallup poll showed that the majority of Republicans are starting to support it. News is beginning to disseminate. The industry’s starting to get some momentum behind it and some real capital behind it.

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And I think, because of that, you’re gonna start to see more and more states begin to take a risk to broach adult use and recreational legalization. The tax collection has been a huge positive result. The job creation has been a huge positive. And we’re not seeing those kind of systematic social negative impacts that everybody’s been clamoring about because the data just isn’t showing it. We’re not seeing an increase in teen use. We’re not seeing an increase in crime. So we’re starting to see, overall, a positive result with this industry and I think that’s just gonna push more and more economies around the country to start looking at adapting legislation.

Listen, our industry isn’t like any other industry. We are legislated and mandated to do business in the US from seed to sale. There are not very many companies that can say that. We don’t have the luxury of creating product in China or South America, importing it in. The jobs that we create in this industry are not only US jobs, they are really local jobs. So you talk about this economic thing called the multiplier effect, and what the multiplier effect essentially is, is when somebody comes and spends a dollar in the local economy, is how many times does that dollar then recycle itself?

In this industry it’s significant ‘cause we employ local people. Those local people take the money that we pay them. They go eat at local restaurants, go to local gas stations, and those dollars recirculate, and those are dollars we’re no longer sending over the border to Mexico and to South America to fuel the infrastructure build in the illegal drug trade. These are dollars that are staying in the country, and I think legislators are really beginning to wrap their head around that, and that will open up additional markets, especially when they start to feel and realize, from our perch, there’s reelection risk for them not supporting some format of tax and regulation as it pertains to cannabis.

Phil:	Okay. Next question. “Congratulations on the recent M&A transactions in preparation for California recreational sales. How do you feel Terra Tech is positioned for this new market, what gaps still exist, and when do you anticipate filling them?”

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Derek Peterson:	Yeah, I think we’re positioned really well. I want to have some more brick-and-mortar retail spots open in the first part of the year, so I want LA. LA’s an important market to us. LA has been a mess from a regulatory standpoint, so we’ve kind of sat on the sidelines to see how everything shakes out. We didn’t want to risk shareholders’ capital going into a marketplace with an uncertain regulatory climate, but that’s something that’s kind of on the forefront. So if we can have the Bay Area coverage, Southern California coverage, LA and San Diego are the next kinda two important markets in California, and then, obviously, coupled with broader distribution on the IVXX wholesale line so we can cover all markets.

So that’s what’s the most important to us. We have great coverage in Nevada, from Reno to the Vegas Strip, so you can’t really drive down the street without running into a billboard or one of our signs. So we want to have similar coverage in California. Obviously, the geographic landscape’s a lot more significant, but through some creative M&A strategies, I think we can get there.

And again, going back to what I said during the call, Phil, is this compliance and regulatory burden that’s coming downstream in 2018 is really becoming a catalyst for M&A activity. I haven’t seen as many outbound – or I’d say inbound phone calls and inbound inquiries in the past that I’ve seen over the last four or five months. So we’ve got a pretty good pipeline full right now of interested parties. Some of the valuation metrics are off the charts. But, that being said, we’re seeing a healthy amount of activity for people that are interested in putting deals together. And that’s kind of, like I said, one of the primary motivations of our platform.

In addition to that, Santa Ana, where we hold the dispensary now, is meeting next – I think it’s on the 21st – to vote on issuing additional permits. So not only are we running a retail dispensary, but because we’re an existing operator, we should have some semblance of preferential treatment to obtain cultivation and extraction permits and distribution permits and, potentially, other retail permits in Santa Ana. And the beauty about Santa Ana in Southern California, for those of you who don’t know the demographics, it’s relatively conservative down here, and a lot of the other local areas, like Newport Beach and Laguna Beach and Irvine and the surrounding areas, are just not gonna pass any amount of legislation any time soon.

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Santa Ana really has the same amount of opportunity as the Bay Area has had in Northern California to set themselves apart as a cannabis industry hub or a cannabis industry leader. So establishing a significant presence down here on top of the retail dispensary that we also acquired is a huge, huge focus of ours because we think not only are we going to attract the potential sales and revenue extracted out of the Santa Ana marketplace, there’s a significant opportunity for us to grab market share from all these surrounding areas and, coupled with that, real brand penetration on our wholesale line as well as our retail line.

Phil:	Okay. “Can you provide an update on key drivers of the timing of the reverse split which passed in the most recent proxy voting? Is that something we should anticipate in the near term or closer to the September 25, 2018 expiration date?”

Derek Peterson:	Yeah. I mean we’ve said a ton of times I’m not just gonna reverse split for the sport of it – for lack of a better term. We will conduct a reverse, obviously, to get it up to the NASDAQ or to go up on some other exchange. You know, if there was a large merger on the table where the acquiree, or the other party, wanted a higher stock price, or potentially a large, non-dilutive, attractive capital infusion was out there and it was mandated that there was a reverse. So those are kind of the only – I would just do it because of a catalyst that had a bigger purpose that gave us some sort of a benefit, but not just for the purpose of wanting to see a $3.00 or $4.00 stock price. There’s just no reason to do that.

So we wanted to put that in the vote the last shareholder meeting so that it was a tool that’s available to us so we didn’t have to be reactive if any one of those events happens to take place. Now that we’ve got that vote done, at least to the end of this next year, September of next year, we have that arrow in our quiver, and if we need to use it, we have the ability to use it. But as we sit right now, we don’t have any plans to do it on any regular basis, but if there is a catalyst out there that mandates or demands it, or if there’s a competitive advantage for us doing that, we’ll certainly utilize that tool.

Phil:	Okay. “Does Terra Tech management have a goal to be cash flow positive in markets that become more established, like Nevada? If so, when?”

Derek Peterson:	That’s a huge focus. So, growing top-line revenue: significant focus. Gross margin expansion: significant focus. And then the third significant focus is when we bring in these acquisitions or we develop these companies organically, once we hit some revenue run rate, we really then go in and start to tweak efficiencies. So step number one, grab market share. Step number two, start to lean out operations and show improved gross margins, start to focus on being EBITDA positive and being cash flow positive at the subsidiary level.

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You know, we have to do things that a lot of these other, smaller companies don’t have to do. We need to have a regulatory department, as I discussed earlier. So we need to have a department that can go after and isolate new permit opportunities to compete for those permits, put the applications together, meet with government people, address legal issues, work with the regulators, start to change bills in certain markets. At the same time, we need to make sure that that department is monitoring ongoing legislative and regulatory requirements to make sure our facilities are operating within those regulations so we don’t put our existing permits at risk.

We’re a lot like a financial company, right? Or an investment bank or a brokerage house that has a compliance department. We’ve really had to establish a very similar infrastructure. It’s kind of compliance first, sales second. That’s one of the burdens and unfortunate sides of being part of a highly regulated marketplace, but that’s what comes along with the ending of the prohibition. So at a corporate level, we’re constantly adding infrastructure, and we’re adding infrastructure so we can go out and grab more market share.

But the primary focus for us is, once we grab that market share and we bring in-house, is to really bring in economies of scale and start to lean out our operation, you know, doing little things like pooling our buying in California now that we’ve got multiple locations, pooling our buying in Nevada, exercising our purchasing power to get discounts. You know, these little one percent moves. Alan is – you know, the minute he joined the advisory board, he just said, “One percent moves. One percent here. One percent there.” Those little changes are extremely surmountable and that’s what our focus is from a management standpoint when we go in and start to lean out these operations.

So, in a perfect world, once we bring these companies in or once we grow these companies to get them running and to operating efficiencies, like I said, we then go in and try to lean out the operations to extract as much cash flow. The more cash flow we can pull out means the less capital we have to raise in the open marketplace, which just means less shares we have to issue, which means less dilution overall.

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So we are focused on that at the subsidiary level, and then at some point in time when we decide we’ve hit enough market saturation in the company, obviously our objective at that point in time is to lean out operations across the board and start showing net income. But as we sit right now, we are scrambling for permits, we are scrambling for market share, and eventually, as we saw with Constellation Brands and their investment into the Canadian marketplace, the big boys are interested and we need to make sure that we look attractive or we can stand on our own, whatever our future happens to bear. But we want to make sure we’re certainly developing strong fundamental economics within the company.

Phil:	“Is it possible for Terra Tech to list on one of the Canadian stock exchanges? Is there any benefit to doing so? Or is the board of directors focused on US exchanges such as the New York Stock Exchange and/or NASDAQ?”

Derek Peterson:	Yeah. I mean we certainly have looked at the Canadian opportunity. And I’ve used this analogy probably too many times, but, like I said, we are a “skate where we think the puck’s going to be” type management team, not where it is. And I believe that puck’s in Canada right now. But if you look at what’s taken place up there in the public market segment, you’ve got basically federal legalization. Because you have federal legalization, you have the big firms like Dundee and Canaccord coming in and doing these fully bought deals and these underwritings for these companies, and you’re seeing unbelievable market cap expansion and the ability to raise capital in these marketplaces. And that’s the Canadian market. And that Canadian market is less than I think what we’re gonna see out of the California market.

The US is where it’s at. That’s where the longevity in this marketplace is. That’s where the consumer demand is. That’s where the significant revenue is. If we have to wait three, four, five more years to get up on an exchange because the federal government’s just not ready for it, we’re gonna continue to build the company. But we want the market cap expansion of being one of the first, if not the first, company that touches the plan on the NASDAQ or the NYOC. We want that institutional investment. We want that associated market cap expansion. Canopy Growth’s got a $2.9 billion market cap and I think their full year 2017 – they’re on a fiscal year – top-line revenue was $38.5 million. That’s right within, you know, where we are from a forecast standpoint, and we’ve got a 200-and-something million dollar market cap.

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There’s to me, and from our perch, nothing but upside over the long haul. We’ll leverage that when we get to it, but I don’t want to skate where the puck is now. I know it’s eventually gonna return down here. The demand’s here. The market’s here. The legislative development is here. But to get up on the exchange, I think we’re gonna need to see some semblance of federal movement. I don’t know that that’s gonna happen in the short run. But, that being said, when it does happen, I believe it’s gonna be explosive and I want to make sure that we’re embedded, and I want to make sure that we’re positioned, and I want to make sure our company stands out over everybody else’s.

Phil:	Okay. “What is the square footage and conservative production capacity of the cultivation facilities currently being constructed in Nevada once fully functional, and estimated timelines for that?”

Derek Peterson:	Yeah. So we have 30,000 square feet in terms of the NuLeaf deal that will be coming online in call it the next couple months or so, and then 15,000 square foot on the production facility side. We also have another set of permits up in Spanish Springs, so we’re beginning to move forward on that as well. We’re gonna develop a greenhouse facility in Spanish Springs for a couple reasons. We have the indoor facility in Reno that we did the partnership with NuLeaf. We’re gonna do the production of the greenhouse facility also in partnership with NuLeaf. That facility could be upwards of two to two-and-a-half, maybe even three acres of greenhouse space.

That affords a competitive advantage not only because the cost of production in greenhouse is one-third to one-half of what it is on an indoor facility, which helps margin expansion, helps us become more competitive against our peers by having lower cost to goods, but it produces an extremely significant amount of biomass. And you talk to any one of the extract companies in Nevada, you talk to any one of the extract companies in California, it is challenging for them to find enough source material to produce extracts. That used to be waste material and now everybody’s chasing after it, especially clean product that doesn’t have chemical residuals and those types of things found in it.

So we want to make sure we have the ability to not only produce enough flower for our retail facilities and our wholesale marketplace, but enough biomass so we can produce enough concentrates and oils and extracts, because that is one of the biggest drivers – and edibles. One of the biggest drivers in the Nevada marketplace, ‘cause you can’t smoke everywhere, are edibles and vaporizing products because of the discretion associated with them. So the greenhouse expansion, whether we build two or three acres, will be significant for us to complement the indoor facility.

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So we’ll end up at the end of the day with an indoor facility, large scale greenhouse facility, and a production facility where we have an extreme amount of biomass and feed stock to be able to produce our concentrate brands. So we’re very well positioned in Nevada over some time. We have stuff coming online, like I said, in the next couple months, and then on the backbone of that, it usually takes us about nine months or so to build out a greenhouse facility, from our experience in New Jersey, and I think we can execute that extremely quickly on the cultivation side in Nevada side as well, Phil.

Phil:	Okay. “Did Terra Tech suffer any losses as a result of damages from the recent wildfires in California?”

Derek Peterson:	Fortunately, we did not. We have our craft cultivator in Salinas, our craft cultivator in Humboldt. Our facility is in Oakland. We made a trip up there. It’s heartbreaking what took place to a lot of these people. And this just ties into this frustration over our industry not having access to basic financial services, whether it’s banking, but in this situation more importantly insurance – crop insurance, facility insurance, umbrella policies.

There’s a lot of these cultivators that – and just so people understand how these people live their life, they will literally dump their life savings into producing their crop. They’ll produce their crop. This is harvest season right now. They’ll reap the rewards of that. They’ll take the profits out. They’ll feed their family and they’ll reinvest the rest in the next year’s season. These fires have affected not only the industry but their homes and their residential neighborhoods and those types of things.

So it was catastrophic for a lot of people in the industry across the board. But, again, it’s just one of those things that ties back into this industry needs access and deserves access to fair and equitable financial services like every other business. So it was a problem for a lot of people. Fortunately, we were not affected.

Phil:	Okay. “What is Terra Tech currently doing to help change both federal and state laws regarding the legal use of both medical and recreational use of cannabis?”

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Derek Peterson:	A huge line item for us from a corporate standpoint is our lobbying government affairs efforts, both on the local level as well as the federal level. So a lot of that just is a bifurcated approach. Partially, we work with legislators and regulators to understand the nuances of the industry, the operational hurdles, things that would make things more efficient, gross tax receipts – the things that are important to us as operators so we can have longevity in the industry – as well as social equity programs and those types of things, minority programs, you know, just really working with boots on the ground with legislators and regulators so they can adopt responsible legislation. I’ve said this forever: “Responsible legislation equals responsible business. Responsible business equals good economics for their local communities.”

And we just try to really repeat that through multiple channels, and on a federal standpoint as well, and then, obviously, when we leverage the media. So when we talk to the media, we constantly repeat and regurgitate those messages so people can begin to understand what our industry’s all about. There’s still a negative connotation that exists on the cannabis industry, and it’s just been a huge byproduct of that dissemination or that misinformation campaign during the Say No to Drugs era. And we’ve got a little bit of that in today’s marketplace, unfortunately.

But California coming online, being the fifth or sixth largest economy on the planet, the largest cannabis market in the world, is gonna not only be a significant economic boon and a pivoting point for the industry, but the data that’s gonna come out of California is gonna have a huge opportunity to really change the paradigm and the connotation associated with our industry. So UCI announced that they established – or the University of California Irvine, backed by the UC system, announced a interdisciplinary school of research. We’re involved with that. And, in addition, they are putting together an incubator as well. So they’re very entrenched on researching multiple aspects of the cannabis industry, from economic and fiscal impacts all the way to medical efficacy and everything in between.

The importance of that is you have an unbiased research institute pushing information out into the industry based upon data that’s coming out of the California marketplace. So you’re gonna see a tremendous amount of data over the next years to come out which I think will really reaffirm the positive stance of legalization – taxing, regulating, job creation, the economic benefits, the fact that, again, this industry is unlike any other industry that exists out there. It’s American jobs. It is local jobs. It’s across-the board seed to sale; this doesn’t get outsourced. That is one of most compelling arguments for American ingenuity that I have seen in my generation, and I think it’s just a matter of time before our legislators really begin to understand that, and California will be a huge opportunity.

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Phil:	Okay. “Has there been any thoughts in moving into New Jersey? And, if so, could you provide us with a future outlook for the state? Also, has there been any thoughts about moving into the East Coast in any way?”

Derek Peterson:	Yes on Jersey. The last time I checked, Jersey is in the East Coast, so yes to both of those. Listen, Jersey’s the Garden State, and they’ve been under the leadership of Chris Christie. Right, wrong, or indifferent, he wasn’t a fan of cannabis. Murphy is a great leader. He has a huge, huge appetite for legalization and developing the economics around that within the state. So we are absolutely 110 percent focused on establishing a significant footprint in New Jersey. And if we can replicate what we’ve done in Nevada and California out there, I think it’s gonna be a huge pivot point for the company for top-line revenue and further expansion of brand recognition as well. So, yeah, that’s our primary motivation right now.

You know, I’ve said this a billion times: we don’t want to jump into too many states. Remember, every state that I have to jump into and the team has to jump into here, we’ve got to develop a corporate office; we’ve have to hire lobbyists; we have to hire attorneys; we have to put staff there; we have to have IT there. All of that costs money. We have the biggest market in our backyard here in California. We have a gargantuan market 40 minutes away in a flight in Nevada. And then we already have a significant infrastructure in New Jersey.

So before we start jumping out and attacking all these other states, I want to make sure we grab the low hanging fruit off the tree and we do so effectively and efficiently. So that’s our next major market right now is Jersey. We’re gonna hit the ground running hard. We’ve already been doing work over the last few months there, and we want to make sure that we, again, set ourselves apart, establish a significant infrastructure, and then establish the IVXX and Blum brands back to the East Coast.

Phil:	All right. Next question: “Is the company looking at potential M&A activities in California and Nevada? How about nationally?”

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Derek Peterson:	Yeah, all the above. Nevada we’re capped out, and especially in Clark County where there’s a ten percent limit. My understanding is Nevada may be issuing additional permits and those additional permits will only be open to existing MME license holders, which is great, so we can kinda keep pace with market saturation in terms of our percentage ownership in the space. California again, because of the regulations coming down the pipeline, we think that’s gonna force a tremendous amount of M&A and consolidation activity.

We have kind of a unique benefit on top of most companies. Obviously, we have a significant access to capital because of our S-3 shelf registration. But coupled with that, we have liquidity in our stock. So the last deal we did in Santa Ana was part cash, part stock. So we’ve got a huge opportunity to not only leverage our cash position and our access to capital, but we have a huge opportunity to leverage our stock and bring people along for the ride and affect a successful M&A strategy. So we are heavily focused on M&A. We’ve heavily focused on more organic permitting processes here in Santa Ana. Our hope is that we walk out of additional permits on the cultivation side, for recreational as well as extraction, before year end, and potentially another storefront location. So we’re excited about the prospects of that as well.

But, yeah, heavily focused on M&A, California and Nevada. Nationally, I’ll reiterate what I just said a minute ago, which is yes, but in New Jersey is our primary focus on the East Coast, and then we’ll see where we want to go after that. But, again, we don’t want to get out over our skis and do a partial job in many locations. We’d rather do an effective job in a handful of key locations.

Phil:	Okay. Last question: “With Constellation’s investment into Canopy, do you foresee something like this happening in the US?”

Derek Peterson:	Listen, I’ve said this in the media over the last three years, and a lot of people don’t like to correlate those two markets together, but I never really thought it was gonna be Big Tobacco coming into the marketplace. If you look at – you can call it just Big Alcohol and Big Cannabis, right? – and if you look at Big Alcohol, we share the same history of prohibition. We share a very similar methodology with how manufacturing and distribution takes place ‘cause it’s different and mandated on a state level. We share a lot of similarities now into – because of recreational – of why the product is consumed for recreational purposes. In addition, we share a tremendous amount of similarities on how this product is marketed, with lifestyle brand type marketing being at the forefront. If I drink a Corona, you know, I feel like I’m on the beach in Baja. You’re starting to see the cannabis industry to start focus on brands.

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If I think of our company, I think of four pillars. Pillar number one: cultivation; I need flower. Pillar number two: extraction; I need those alternate products that are becoming large parts of the market. Pillar number three: I need retail and wholesale distribution. Pillar number four: brand identity and brand recognition because we don’t want to be a commodity provider. Commodity providers die. Commodity providers disappear.

We’re putting a tremendous amount of effort in the brand recognition on the IVXX side and a tremendous amount of brand recognition on the Blum side. So you’re gonna see a fresh look on Blum. You’re gonna see a lot of social media and that type of stuff that’s done really around the lifestyle branding of what it means to shop and be a consumer at Blum. So brand identity, to me, and brand penetration is one of the most important things. That’s the beauty of being in Las Vegas. We have a chance to showcase our retail and wholesale brands not only to the entire country, to the entire world, with 45 million people coming in and out of there. So that’s a really unique position to be in.

And, you know, again tying back to this Canopy Growth thing, is I didn’t expect to see it this quickly. And of course we’re seeing it in Canada because they have the lax federal laws which we don’t have down here. But if you look at the economics of the transaction, they called it a ten percent stake for $200 million. They paid that $2 billion valuation for a company that’s doing $38.5 million, which certainly has a tremendous amount of upside. Canopy Growth is a great company, and so they made a very attractive investment. But it really gave us all an understanding of what we think is going to happen over the next several years. So, in a perfect world, we may actually be getting the economics and the lobbying power behind Big Alcohol to open up the markets in the United States.

So, again, I’m not gonna rush off to Canada. Our team is gonna continue to build our infrastructure and our brands in the US. We’re gonna try to penetrate as broadly and as effectively and as smart as we can. And then downstream, when this happens – and it’s not a matter, from my perch, of if it will happen but now when it will happen – we want to make sure we’re the standout company amongst all other companies; we’re positioned for the Nasdaq or the NYOC; we have a strong balance sheet; we have significant economics. And, again, most importantly, to drive this home, significant brand recognition on our wholesale brands and our retail brands. If we can accomplish that, we’ll just wait for the puck to come to us. And if that puck is Big Alcohol, great. If that puck is us standing alone on the exchanges and continuing to build out our footprint, great.

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I want to make sure we have options, and we’re very aggressive about this as a management team. We’re not doing this for practice. We’re all on the same page. We all hold common shares. We’re in this to grow market cap at the end of the day. We have to issue shares now to create capital to go out and grab that market share, but that’s what we’re waiting for – all of us, all of us 400 shareholders that are listening to us today and the other 89,000 shareholders that we have, ourselves included – we are in this for the future of what this will be when federal legalization, that dynamic, changes and you have institutional and retail capital chasing market opportunity. And there’s not gonna be a ton of ‘em, and we want to make sure they look to us as the leader, at the very minimum one of the leaders. So we’re gonna spend the next few years executing as fast and efficiently as we can, and that’s our promise and that’s our focus as the management team.

Phil:	Okay. That’s it for questions.

Derek Peterson:	That’s all you got?

Phil:	Yeah.

Derek Peterson:	Okay. Again, on behalf of the board of directors, on behalf of the officers of the company, on behalf of the 260-plus employees, on behalf of all the other people that are affiliated with the company, the 89,000 shareholders, thank you everybody for your support. Thank you for taking the time to listen to me blabber for an hour today. We look forward to filing our K and we look forward the implementation of recreational cannabis in California in 2018. Take care, everyone.

[End of Audio]

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